CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference made to our firm under the caption "Independent Registered Public Accounting Firm" in the Class A, Class C and Class Y Shares' Statement of Additional Information for the Pioneer Floating Rate Fund in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-1A, No. 333-138560) of Pioneer Series Trust VI. We also consent to the inclusion by reference into the Class A, Class C and Class Y Shares' Statement of Additional Information of our report, dated February 9, 2007, with respect to the financial statement of Pioneer Floating Rate Fund (a series of Pioneer Series Trust VI) included in the Annual Report to Shareholders as of January 30, 2007 (Date of Capitalization).





                                                         /s/ Ernst & Young LLP
                                                             Ernst & Young LLP

Boston, Massachusetts
February 9, 2007